Exhibit 6.51

AMENDMENT TO CONSIGNMENT AGREEMENT

THIS AMENDMENT TO CONSIGNMENT Agreement (the “Amendment”) effective as of November 4, 2020 is made and entered into between Steven Spiegel (“Consignor”) and Collectable Sports Assets, LLC, a Delaware limited liability company (“CSA”).

RECITALS

WHEREAS, the Consignor and CSA are parties to that certain Consignment Agreement dated as of October 6, 2020 (the “Original Consignment Agreement”), pursuant to which CSA could acquire certain assets owned and consigned by the Consignor upon the successful offering under Regulation A of interests by CSA; and

WHEREAS, Consignor and CSA now desire to make changes with respect to the Tom Brady 2000 SP Authentic # 118 PSA 10 #23437316 card )the “Asset”);

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consignment Agreement is hereby amended as follows:

1.                  Exhibit A to the Consignment Agreement is amended by changing both the Consignment Price and the Total Consignment Value Offered in the IPO with respect to the Asset from “$60,000” to “$53,000” and the Consignment Exclusive Date Range revised to “11/04-2020 – 05/01/2021”.

2.                  No Other Modification. Except as specifically modified herein, all terms and conditions of the Consignment Agreement remain unmodified and in full force and effect.

3.                  Headings. The section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

4.                  Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, this Amendment to Consignment Agreement is executed effective as of the date first written above.

Collectable Sports Assets, LLC, a Delaware limited
liability company

By:
Name:	Ezra Levine	Name:	Steven Spiegel
Title:	CEO	Title:	N/A